NEWS RELEASE

Investor/Media Contact:
Thomas B. Testa, 973-515-1885
Email: IR@gentek-global.com

GenTek Inc. Announces Suspension of Share Repurchase Program

PARSIPPANY, N.J., May 19, 2008 — GenTek Inc. (NASDAQ: GETI) announced today that it had suspended indefinitely further purchases by the Company under its previously announced share repurchase program. Prior to suspending the program the Company had repurchased 367,460 shares of stock.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and valve actuation systems and components for automotive and heavy duty/commercial engines. GenTek operates over 50 manufacturing facilities and technical centers and has approximately 1,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and water treatment facilities. Additional information about the Company is available at www.gentek-global.com.